Etsy, Inc. Reports First Quarter 2025 Results
Brooklyn, NY - April 30, 2025 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its first quarter ended March 31, 2025.
“Etsy's first quarter 2025 financial results were aligned with our expectations, with solid adjusted EBITDA performance despite pressure on the top line,” said Josh Silverman, Etsy Inc. Chief Executive Officer. “We're excited to see green shoots, particularly in our App metrics, indicating that our work to build deeper connections with buyers and encourage more frequent visits is taking hold. By leveraging the power of artificial intelligence and machine learning, we're creating a more inspiring and engaging app experience that provides us with richer insights to personalize Etsy in meaningful ways for each buyer. We believe our seasoned team is ready to drive the next phase of Etsy’s growth and success, and that our resilient two-sided marketplace business model can help us weather macroeconomic volatility.”
First quarter 2025 performance highlights include:
•Consolidated GMS was $2.8 billion, down 6.5% year-over-year and down 5.7% on a currency-neutral basis.
•Etsy marketplace GMS was $2.3 billion, down 8.9% year-over-year and down 8.1% on a currency-neutral basis.
◦Active buyers decreased 3.4% year-over-year to 88.5 million.
◦We reactivated 6.5 million buyers, up 2.1% from the prior year period, and acquired 4.8 million new buyers.
◦GMS per active buyer on a trailing twelve month basis for the Etsy marketplace declined 3.5% year-over-year to $120.
◦The number of habitual buyers was 6.2 million, down 11.0% year-over-year.
•Depop continued to see strong top line growth, particularly in the United States; first quarter GMS was the highest it has been since the business was acquired in 2021.
•Consolidated revenue was $651.2 million, up 0.8% versus the first quarter of 2024, with a take rate (i.e., consolidated revenue divided by consolidated GMS) of 23.3%. Our positive revenue growth was driven primarily by significant growth in on-site advertising revenue for both Etsy and Depop, a full quarter impact of the seller set-up fee, and continued benefit from Payments expansion.
•Consolidated net loss was $52.1 million, down $115.1 million year-over-year, reflecting an impairment charge of $101.7 million to the goodwill of Reverb. Consolidated net loss margin (i.e., net loss divided by revenue) was approximately (8.0)% and diluted net loss per share was $(0.49).
•Consolidated non-GAAP Adjusted EBITDA was $171.1 million, with consolidated non-GAAP Adjusted EBITDA margin (i.e., consolidated non-GAAP Adjusted EBITDA divided by consolidated revenue) of approximately 26.3%.
•Etsy ended the first quarter with $997.2 million in cash and cash equivalents and short- and long-term investments. Under Etsy’s stock repurchase program, during the first quarter of 2025 Etsy repurchased an aggregate of approximately $189 million, or 3.7 million shares, of its common stock. These shares were purchased pursuant to a 10b5-1 plan.

“The first quarter of 2025 played out largely as expected,” said Lanny Baker, Chief Financial Officer. “GMS trends were consistent with what we saw in the fourth quarter of 2024, our take rate reached a new quarterly high, and adjusted EBITDA margin remained healthy. In fact, adjusted EBITDA margin was slightly stronger than we expected for the quarter, reflecting both the efficiency of our business model and effective expense management. We have a rich portfolio of investments planned to support GMS improvement while evolving the Etsy marketplace customer experience to better serve buyer and seller needs. We are keeping a clear eye on Etsy’s long-term opportunities, while also staying nimble in the face of uncertainty given recent tariff announcements and the fluid state of consumer confidence in our core markets.”

First Quarter 2025 Financial Summary
(in thousands, except percentages; unaudited)
The financial measures and key operating metrics we use are:

	Three Months Ended March 31,		% (Decline) Growth Y/Y
	2025	2024
GMS (1)	$2,793,336	$2,986,500	(6.5)%
Revenue	$651,176	$645,954	0.8%
Revenue take rate	23.3%	21.6%	170	bps
Marketplace revenue	$458,495	$466,982	(1.8)%
Services revenue	$192,681	$178,972	7.7%
Gross profit	$459,115	$458,821	0.1%
Operating expenses	$481,442	$390,731	23.2%
Net (loss) income	$(52,096)	$63,004	(182.7)%
Net (loss) income margin	(8.0)%	9.8%	(1,780)	bps
Adjusted EBITDA (Non-GAAP)	$171,102	$167,935	1.9%
Adjusted EBITDA margin (Non-GAAP)	26.3%	26.0%	30	bps

Active sellers (2)	8,095	9,131	(11.3)%
Active buyers (2)	94,779	96,392	(1.7)%
(1)Consolidated GMS for the three months ended March 31, 2025 includes Etsy marketplace GMS of $2.3 billion.
(2)Consolidated active sellers and active buyers includes Etsy marketplace active sellers and active buyers of 5.4 million and 88.5 million, respectively, as of March 31, 2025.

First Quarter 2025 Operating Highlights

Etsy continued to innovate and drive customer engagement in the first quarter, deploying improved product experiences for buyers and sellers while executing strategic marketing initiatives designed to build buyer consideration and frequency over time. Selected first quarter operational highlights for the Etsy marketplace are as follows:
Product Highlights:
•The Etsy app delivered its highest ever share of GMS and an upward trend year-over-year in both monthly active users and downloads from first time app users. Advances were made to the Etsy app in order to:
◦Introduce a more engaging and personalized browsing experience with new features, including refreshed navigation, a discovery-focused ‘Shop’ tab with inspiration-rich content, and curated “algotorial” collections generated with a combination of human expertise and Artificial Intelligence (“AI”);
◦Leverage Apple’s new developer features to create more pathways for iOS users to discover content on our Etsy app. Initial implementations of ‘App Intents’ have already demonstrated positive impacts on search and daily active user engagement, paving the way for future integrations with Apple's platforms.
•Began offering 'Checkout on Merchant' for YouTube ads, enabling users to directly add Etsy products to their cart from ads, simplifying the path to purchase in these highly-trafficked channels;
•Deepened our ability to show buyers more relevant and higher quality listing recommendations by markedly improving machine learning (“ML”) models to better predict 'next best content';
•Expanded AI Chatbot usage, which is now the first point of support interaction for about two thirds of buyers in the United States and Canada who are seeking support from Etsy, allowing them to get help in fewer clicks;
•For sellers, we continued investments in creating a more reliable and faster platform. These include:
◦The introduction of 'Etsy Apps' in Shop Manager, a new hub for third-party tools that help sellers easily access useful apps, build trust with official partner badges, and expand developer integrations;
◦Improved listing photo editing by creating custom filters that sellers can apply across their listings, making editing faster and enabling a consistent style.

Marketing Highlights:
•Increased the share of emails and push content that are personalized by more than 10 percentage points in the first quarter, with tests confirming out-performance when compared to standard, non-targeted messaging; this increase was significantly supported by ML experiments focused on tailoring direct marketing materials;
•Integrated Etsy within third-party AI-driven shopping experiences, including participating in the research preview of OpenAI’s Operator, and enabling in-app purchase in Microsoft Copilot, creating new pathways for buyers to discover and engage with Etsy sellers’ unique goods;
•Delivered a significant year-over-year increase in GMS from paid social channels;
•Enhanced the closed beta version of our Etsy Insider loyalty program, offering valuable third-party perks to gather key insights into member preferences as we continue to test the economics and impact of the program;
•Ran full-funnel marketing campaigns centered on Home and Style refresh and Birthday gifting.

To address the evolving tariff landscape, we established a small operational task force focused on delivering creative solutions for the Etsy marketplace community. Our efforts to date include providing buyers and sellers with timely guidance through informational banners and emails on shipping timelines; enhancing the buyer experience by improving search and filter capabilities to surface locally shipped items and reinforcing “shop local” messaging across owned and paid marketing channels; and preparing robust educational resources and support for sellers.

In the first quarter, Reverb focused on enhancing the shopping experience while making it easier to sell:
•Year-over-year, Reverb nearly doubled the major musical instrument brands selling directly to customers on its platform;
•Added UPS as a new carrier to its calculated shipping tool, which automatically determines the shipping cost based on the locations of the seller and buyer, and leverages Reverb’s discounted rates. Since the launch, the percentage of sellers using Reverb’s shipping labels has increased to the highest it has been since we started tracking this data.
•Started showing the manufacturer's suggested retail price (“MSRP”) for new versions of an item next to the prices of used versions listed on the site. This change helped buyers understand the value and significantly increased purchases of used items, especially by new Reverb customers.

On April 22, 2025, Etsy announced that it signed a definitive agreement to sell Reverb. We currently expect the transaction to close in the coming months. The buyers share Reverb’s experience in the music industry and focus on supporting musicians.

Depop achieved strong top-line growth, notably in the United States, where it maintained its position as the fastest-growing online resale apparel platform1. Key drivers included:
•Achieved progress with scaling mid-funnel YouTube presence and built efficiencies in performance marketing channels; resulting in a record quarter of sales from paid marketing channels;
•Improved search and recommendation relevance and freshness through ranking model updates and more frequent training;
•Created a more efficient listing experience, adding enhanced photo editing capabilities and improved the user journey for the ‘Repop’ process, which allows buyers to relist items they have previously purchased on Depop.
1 Based on Consumer Edge United States Monthly Credit Card Spend data

Consolidated Second Quarter 2025 Financial Guidance

Q2 25 Guidance
GMS	We currently anticipate that consolidated Q2 25 GMS will decline at a rate similar to, to potentially slightly better than, the year-over-year performance reported for Q1 25
Take Rate	Similar to Q1 25
Adjusted EBITDA Margin	~25%
Please note that our guidance assumes currency exchange rates remain unchanged at current levels. It does not include the impact from the planned sale of the Reverb marketplace.
With respect to our expectations under “Consolidated Second Quarter 2025 Financial Guidance” above, reconciliation of Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from Adjusted EBITDA; in particular, stock-based compensation expense and related payroll taxes, foreign exchange loss (gain), interest and other non-operating income, net, provision for income taxes, acquisition, divestiture, and corporate structure-related expenses, and other non-recurring expenses.

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 8:30 a.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. A copy of the earnings call presentation will also be posted to our website.
A replay of the video webcast will be available through the same link following the conference call starting at 12:00 p.m. Eastern Time today, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, and Reverb, the largest online marketplace dedicated to music gear. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
Sarah Marx, Senior Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Vice President, Communications & Community
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the second quarter of 2025 and the underlying assumptions; our ability to drive growth and success, and weather macroeconomic volatility; our future opportunities and portfolio of investments to support GMS improvement; our ability to navigate uncertainty regarding tariff announcements and the fluid state of consumer confidence in our core markets; the completion or timing of the sale of Reverb; and the impact of our product development and marketing initiatives, including our use of AI and ML. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include but are not limited to: (1) macroeconomic, geopolitical, and other events outside of our control; (2) the level of demand for our services or products sold in our marketplaces; (3) the importance to our success of the trustworthiness of our marketplaces and our ability to attract and retain active and engaged communities of buyers and sellers; (4) any real or perceived inaccuracies in our operational metrics; (5) if we or our third-party providers are unable to protect against technology vulnerabilities, service interruptions, security breaches, or other cyber incidents; (6) our dependence on continued and unimpeded access to third-party services, platforms, and infrastructure; (7) operational and compliance risks related to our payments systems; (8) the global scope of our business; (9) our ability to recruit and retain employees; (10) our ability to compete effectively; (11) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (12) risks related to our environmental, social, and governance activities and disclosures; (13) barriers to international trade and our efforts to grow our marketplace globally; (14) acquisitions, dispositions, or strategic partnerships that may prove unsuccessful or divert management attention; (15) our ability to deal effectively with fraud or other illegal activity; and (16) litigation and evolving global legal and regulatory requirements, including privacy and data protection laws, tax laws, product liability laws, laws regulating speech and platform moderation, antitrust laws, and intellectual property and counterfeiting regulations. These and other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of March 31, 2025	As of December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$649,191	$811,178
Short-term investments	218,504	228,322
Accounts receivable, net	8,948	8,702
Prepaid and other current assets	71,294	89,931
Funds receivable and seller accounts	162,046	189,558
Total current assets	1,109,983	1,327,691
Property and equipment, net	237,833	236,706
Goodwill	36,245	137,089
Intangible assets, net	413,877	413,898
Deferred tax assets	148,656	145,630
Long-term investments	129,481	111,725
Other assets	44,727	45,043
Total assets	$2,120,802	$2,417,782
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$17,396	$25,979
Accrued expenses	264,207	374,947
Finance lease obligations—current	6,220	6,148
Funds payable and amounts due to sellers	162,046	189,558
Deferred revenue	22,297	19,213
Other current liabilities	46,972	49,268
Total current liabilities	519,138	665,113
Finance lease obligations—net of current portion	91,902	93,482
Deferred tax liabilities	7,407	7,957
Long-term debt, net	2,289,149	2,288,083
Other liabilities	123,505	122,013
Total liabilities	3,031,101	3,176,648
Total stockholders’ deficit	(910,299)	(758,866)
Total liabilities and stockholders’ deficit	$2,120,802	$2,417,782

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts; unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue	$651,176	$645,954
Cost of revenue	192,061	187,133
Gross profit	459,115	458,821
Operating expenses:
Marketing	189,004	191,811
Product development	110,510	109,846
General and administrative	80,225	89,074
Asset impairment charge	101,703	—
Total operating expenses	481,442	390,731
(Loss) income from operations	(22,327)	68,090
Other (expense) income, net	(10,992)	11,565
(Loss) income before income taxes	(33,319)	79,655
Provision for income taxes	(18,777)	(16,651)
Net (loss) income	$(52,096)	$63,004
Net (loss) income per share attributable to common stockholders:
Basic	$(0.49)	$0.53
Diluted	$(0.49)	$0.48
Weighted-average common shares outstanding:
Basic	107,084	118,440
Diluted	107,084	135,338

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net (loss) income	$(52,096)	$63,004
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation expense	62,108	70,683
Depreciation and amortization expense	27,290	26,846
Provision for expected credit losses	2,385	4,078
Deferred benefit for income taxes	(2,542)	(5,230)
Asset impairment charge	101,703	—
Other non-cash expense (income), net	15,369	(5,066)
Changes in operating assets and liabilities	(105,034)	(85,282)
Net cash provided by operating activities	49,183	69,033
Cash flows from investing activities
Purchases of property and equipment	(3,248)	(2,257)
Website and app development	(10,662)	(7,456)
Purchases of investments	(116,958)	(142,359)
Sales and maturities of investments	110,192	126,966
Net cash used in investing activities	(20,676)	(25,106)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(8,169)	(5,936)
Repurchase of stock	(189,177)	(158,344)
Proceeds from exercise of stock options	2,945	2,252
Payments on finance lease obligations	(1,514)	(1,548)
Other financing, net	(8,867)	562
Net cash used in financing activities	(204,782)	(163,014)
Effect of exchange rate changes on cash	14,288	(6,399)
Net decrease in cash and cash equivalents	(161,987)	(125,486)
Cash and cash equivalents at beginning of period	811,178	914,323
Cash and cash equivalents at end of period	$649,191	$788,837

Currency-Neutral GMS
We calculate currency-neutral GMS by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS decline for the periods presented below are as follows:

	Quarter-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact
March 31, 2025	(6.5)%	(5.7)%	(0.8)%
March 31, 2024	(3.7)%	(4.1)%	0.4%

Non-GAAP Financial Measures

Reconciliation of Net (Loss) Income to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended March 31,
	2025	2024
Net (loss) income	$(52,096)	$63,004
Excluding:
Stock-based compensation expense and related payroll taxes (1)(2)	63,573	70,683
Depreciation and amortization	27,290	26,846
Provision for income taxes	18,777	16,651
Interest and other non-operating income, net	(4,902)	(5,310)
Foreign exchange loss (gain)	15,894	(6,255)
Asset impairment charge	101,703	—
Acquisition, divestiture, and corporate structure-related expenses	1,263	1,898
Restructuring and other exit (income) costs	(400)	418
Adjusted EBITDA	$171,102	$167,935
Divided by:
Revenue	$651,176	$645,954
Adjusted EBITDA margin	26.3%	26.0%
(1)Stock-based compensation expense included in the Condensed Consolidated Statements of Operations for the periods presented below is as follows:

	Three Months Ended March 31,
	2025	2024
Cost of revenue	$7,528	$7,704
Marketing	564	6,437
Product development	34,710	34,064
General and administrative	19,306	22,478
Stock-based compensation expense	$62,108	$70,683
(2)Beginning in the first quarter of 2025, the Company is excluding payroll tax expense related to stock-based compensation from Adjusted EBITDA because these taxes are directly related to stock-based compensation expense which is excluded from Adjusted EBITDA. The Company did not retrospectively apply this change to prior periods as the impact was immaterial to such periods. In the three months ended March 31, 2024 payroll tax expense related to stock-based compensation was $1.0 million.